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                                      EXHIBIT 99


Contact: For L.A. Gear, Inc. and   Contact: Trefoil Capital Investors, L.P.:
         PCH Investors, LLC:                Michael S. Sitrick
         Donna Lucas                        (310) 788-2850
         Nelson Communications
         (916) 443-3354



       Investment Partnership Buys Trefoil Capital Investors' Controlling Stake
                                     in L.A. Gear

    SANTA MONICA, CA - OCTOBER 13, 1997 - L.A. Gear, Inc. (NYSE:LA) today announced that PCH Investments, LLC, has purchased 1,140,356 shares of series B convertible preferred stock of L.A. Gear, Inc. from Trefoil Capital
Investors, L.P. The series B shares represent an equity stake of approximately 42% and all but 20,981 series B shares owned by Trefoil. Trefoil has granted PCH Investments a six-month option to purchase the remaining 20,981 series B shares and 1,000,000 shares of the company's common stock owned by Trefoil.

    Concurrently, the company announced that after several difficult years, a number of changes are being made. David Gatto, executive vice president of L.A. Gear, has been elected chairman of the Board, chief executive officer and a director. He succeeds Stanley P. Gold, president of the general partner of Trefoil Capital Investors, L.P., who resigned as chairman, chief executive officer and a director of L.A. Gear.

    Seven of the company's remaining nine directors resigned from L.A. Gear's Board of Directors in connection with the sale by Trefoil of its L.A. Gear stock. They include: William L. Benford, Walter C. Bladstrom, Allan E. Dalshaug, Stephen A. Koffler, Clifford Miller, Robert G. Moskowitz and
Vappalak A. Ravindran. Willie D. Davis and Ann E. Meyers will remain on the company's board. Subsequently elected to the L.A. Gear Board, in addition to Mr. Gatto, were: Robert Lutz, a professor at Southwestern University School of Law, Leon Janks, a partner in the accounting firm of Alder, Green & Hasson LLP, Edward Curiel, a founding partner of Metropolitan West Securities, Inc., and Richard Hollander and Steven Jackson, principals of PCH Investments, LLC.

    "For six years, Trefoil has assisted the company in an extremely difficult retail environment," Mr. Gatto said. "Although L.A. Gear remains one of the dominant global brand names today, we find the company in a turnaround situation with a number of business and operational issues and challenges that must be immediately addressed. I look forward to working with the Board to develop and implement strategies to maximize the value of the brand and to revitalize the company."


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    Mr. Gold said, "Over the past six years, we have worked with a variety of managers and tried several strategies to turn this business around. It didn't work. All of our other successes don't make this moment any easier. During these most challenging times, it is important to entrust the future of the company to a new board and management."

    L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear for adults and children.







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